Exhibit 4.2

LOXO ONCOLOGY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of July 21, 2014 by and among Loxo Oncology, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” any Additional Purchaser that becomes a party to this Agreement in accordance with Section 7.14 hereof and any holder of a Lender Warrant that becomes a party to this Agreement in accordance with Section 7.14 hereof.

RECITALS

WHEREAS, the Company is planning an underwritten initial public offering of the Company’s  Common Stock (the “Offering”) pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “Registration Statement”); and

WHEREAS, the Company desires to amend and clarify portions of this Agreement in furtherance of the Offering.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

1.                                      DEFINITIONS.  For purposes of this Agreement:

“Additional Purchaser” has the meaning provided in the Purchase Agreement.

“Affiliate” means, with respect to any specified Person, or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person including without limitation any general partner, managing partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.  For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least fifty percent (50%) of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.

“Automatic Shelf Registration Statement” shall have the meaning given to that term in SEC Rule 405.

“Budget” shall have the meaning given to that term in Section 2.1.1.

“business day” means a weekday on which banks are open for general banking business in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of the Company’s common stock, $0.0001 par value per share.

“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, and any free-writing prospectus and any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Demand Notice” means notice sent by the Company to the Holders specifying that a demand registration has been requested as provided in Section 3.1.1.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

“Deemed Liquidation Event” has the meaning set forth for such term in the certificate of incorporation of the Company most recently filed with the Delaware Secretary of State that contains such a definition, whether or not the holders of outstanding shares of Preferred Stock elect otherwise by written notice sent to the Company as provided in such definition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an equity incentive,  stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 under the Securities Act.

“Fully Exercising Investor” shall have the meaning set forth in Section 4.2.

“GAAP” means generally accepted accounting principles in the United States.

“Holder” means any holder of Registrable Securities who is a party to this Agreement.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

“Investor Notice” shall have the meaning set forth in Section 4.2.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Lender Registrable Securities” means (a) the Common Stock issuable or issued upon the exercise of any Lender Warrant and (b) the Common Stock issuable or issued upon conversion of the Preferred Stock issuable or issued pursuant to the exercise of any Lender Warrant; provided, however, that before the holder of any Lender Warrant shall be entitled to exercise any rights under this Agreement, such holder must either (i) become a party to this Agreement as a “Lender” or (ii) agree to be bound by the terms of this Agreement related to registration rights applicable to the Lender Registrable Securities in a separate written agreement between such holder and the Company (including, without limitation, in a Lender Warrant).

“Lender Warrant” means any warrant to purchase shares of capital stock of the Company issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction where the Company’s Board of Directors (the “Board”) has approved the grant to the holder thereof of “piggyback” registration rights.

“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 20,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, Derivative Securities and any rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for (in each case, directly or indirectly) such equity securities; provided however, that “New Securities shall exclude:  (a) Exempted Securities (as defined in the Restated Certificate); (b) shares of Common Stock issued in the IPO; and (c) shares of Series B Preferred Stock issued to Additional Purchasers pursuant to Section 1.3 of the Purchase Agreement.

“Offer Notice” shall have the meaning set forth in Section 4.1.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred Stock” means shares of the Company’s Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock.

“Pro Rata Amount” means, for each Major Investor, that portion of the New Securities identified in an Offer Notice which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities).

“Registrable Securities” means (a) the Common Stock issuable or issued upon conversion of shares of the Preferred Stock held by the Investors, or any other shares of Common Stock held by the Investors; (b) the Lender Registrable Securities, provided, however, that such Lender Registrable Securities shall not be deemed Registrable Securities and the Lenders shall not be deemed Holders for the purposes of Sections 2.1, 2.2, 3.1, 3.10, 4 and 7.6; and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (a) through (c) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 7.1, and excluding for purposes of Section 3 any shares for which registration rights have terminated pursuant to Section 6.2 of this Agreement.  Notwithstanding the foregoing, the Company shall in no event be obligated to register any Preferred Stock of the Company, and Holders of Registrable Securities will not be required to convert their Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“Restated Certificate” means the Company’s Restated Certificate of Incorporation (as may be amended from time to time).

“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 3.12.2 hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.6.

“Selling Holder Counsel” means one counsel for the selling Holders.

“Series A-1 Holder” means Array BioPharma Inc., a Delaware corporation, and any of its permitted transferee.

“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, $0.0001 par value per share.

“Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, $0.0001 par value per share.

“Series B Preferred Stock” shall have the meaning set forth in the recitals.

“Standoff Period” means the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days).

“Stock Sale” means a sale by the Company’s stockholders, in one transaction or series of related transactions, of equity securities that represent, immediately prior to such transaction or transactions, at least a majority by voting power of the equity securities of the Company pursuant to an agreement approved by the Board and entered into by the Company.

“Voting Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock.

2.                                      INFORMATION RIGHTS.

2.1                               Delivery of Financial Statements.

2.1.1                     Information to be Delivered.  The Company shall deliver the following to each Major Investor:

(a)                                 As soon as practicable, but in any event within ninety (90) days of being made available to the Company after the end of each fiscal year of the Company, the Company shall deliver, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all of which shall be unaudited and prepared in accordance with GAAP (except that such financial statements may (x) be subject to normal year-end audit adjustments and (y) not contain all notes thereto that may be required in accordance with

GAAP), provided, however, that upon approval of the Board, such financial statements shall be audited and certified by independent public accountants of nationally recognized standing selected by the Company.

(b)                                 As soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company the Company shall deliver, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(c)                                  As soon as practicable, but in any event thirty (30) days before the end of each fiscal year the Company shall deliver, a budget and business plan for the next fiscal year, approved by the Board and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months (the “Budget”) and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

(d)                                 Solely with respect to Major Investors other than the Series A-1 Holder, such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any such Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 2.1(d) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

2.1.2                     Consolidation.  If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to Section 2.1.1 shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

2.1.3                     Suspension or Termination.  Notwithstanding anything else in this Section 2.1 to the contrary but subject to Section 5.1, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its reasonable efforts to cause such registration statement to become effective.

2.2                               Inspection.  The Company shall permit each Major Investor other than the Series A-1 Holder, at such Major Investor’s expense, and on such Major Investor’s written request, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor.  In addition, the Company shall provide to each of the Major Investors a (i) copy of any reports, including any communications with shareholders or the financial community, the Company’s accountants and business consultants may prepare, or which any governmental agencies and authorities may prepare in respect of the Company (if the Company receives copies of any such reports), and (ii) notice of any event which might have a significant effect on the Company’s business or financial condition or on the Major Investors’ investment in the Company, including the initiation of any legal action against the Company.  Notwithstanding the foregoing, the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably and in good faith considers to be confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company), a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

2.3                               Confidentiality.  Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Section 2 unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.3 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, but only if such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law if the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

2.4                               Notice of Financing Events.  For as long as the Special Series A-1 Adjustment Termination Date (as defined in the Restated Certificate) has not occurred, the Company (i) shall promptly notify the Series A-1 Holder of any equity financing or convertible debt financing by the Company following the date hereof and (ii) shall provide the Series A-1 Holder on a quarterly basis with a capitalization table showing the capitalization of the Company at the end of each calendar quarter (each such notification, a “Capitalization Notice”). Each Capitalization Notice shall state the calculation of any resulting adjustment to the conversion price of the Series A-1 Preferred Stock and show the capitalization of the Company on both an outstanding shares basis and a fully-diluted basis, and be accompanied any other reasonably requested supporting information.

3.                                      REGISTRATION RIGHTS.

3.1                               Demand Registration.

3.1.1                     Form S-1 Demand.  If at any time after the earlier of (a) five (5) years after the date of this Agreement or (b) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding, that the Company file a Form S-1 registration statement with respect to any Registrable Securities then outstanding (and the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $10,000,000), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) use commercially reasonable efforts to as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3, Section 3.1.4 and Section 3.3.

3.1.2                     Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from any Holder of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $750,000, then the Company shall (a) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (b) use commercially reasonable efforts to as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.

3.1.3                     Delay.  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 3.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (c) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that (i) the Company may not invoke this right more than once in any twelve (12) month period and (ii) the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

3.1.4                     Limitations.  Without limiting Section 3.2, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.1:  (a) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (b) after the Company has effected three (3) registrations pursuant to Section 3.1.1; or (c) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3.1.2.  Without limiting Section 3.2, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.2:  (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 3.1.2 within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Section 3.1.4 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one registration on Form S-1 or S-3, as applicable, pursuant to Section 3.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 3.1.4.

3.2                               Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.6.

3.3                               Underwriting Requirements.

3.3.1                     Inclusion.  If, pursuant to Section 3.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by the Company, subject only to the reasonable approval of the holders of a majority of Registrable Securities held by the Initiating Holders.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 3.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned or held by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities owned or held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

3.3.2                     Underwriter Cutback.  In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 3.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned or held by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.  Notwithstanding the foregoing, in no event shall (a) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (b) the number of Registrable Securities included in the offering be reduced below 30% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.  For purposes of the provision in this Section 3.3.2 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned or held by all Persons included in such “selling Holder,” as defined in this sentence.

3.3.3                     Registration Not Effected.  For purposes of Section 3.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 3.3.1, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

3.4                               Obligations of the Company.  Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to two hundred and forty-five (245) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, the prospectus and, if required, any Free Writing Prospectus used in connection with such registration statement as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                                   use its reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                                     notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus or Free-Writing Prospectus forming a part of such registration statement has been filed;

(j)                                    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus or Free-Writing Prospectus;

(k)                                 use its commercially reasonable efforts to obtain for the underwriters one or more “cold comfort” letters, dated the effective date of the related registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters;

(l)                                     use its commercially reasonable efforts to obtain for the underwriters on the date such securities are delivered to the underwriters for sale pursuant to such registration a legal opinion of the Company’s outside counsel with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(m)                             to the extent the Company is a well-known seasoned issuer (as defined in SEC Rule 405) at the time any request for registration is submitted to the Company in accordance with Section 3.1, if so requested, file an Automatic Shelf Registration Statement to effect such registration; and

(n)                                 if at any time when the Company is required to re-evaluate its well-known seasoned issuer status for purposes of an outstanding Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 3.1.2 the Company determines that it is not a well-known seasoned issuer and (i) the registration statement is required to be kept effective in accordance with this Agreement and (ii) the registration rights of the applicable Holders have not terminated, use commercially reasonable efforts to promptly amend the registration statement on a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.

3.5                               Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

3.6                               Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 3, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one  Selling Holder Counsel shall be borne and paid by the Company; provided, however, that (a) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2, as the case may be, and (b) if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2.  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 3 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

3.7                               Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

3.8                               Indemnification.  If any Registrable Securities are included in a registration statement under this Section 3:

3.8.1                     Company Indemnification.  To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.8.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

3.8.2                     Selling Holder Indemnification.  To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that (a) the indemnity agreement contained in this Section 3.8.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 3.8.2 and 3.8.4 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

3.8.3                     Procedures.  Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.8, solely to the extent that such failure prejudices the indemnifying party’s ability to defend such action.

3.8.4                     Contribution.  To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (b) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 3.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that:

(i)                                     in any such case, (A) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and

(ii)                                  in no event shall a Holder’s liability pursuant to this Section 3.8.4, when combined with the amounts paid or payable by such Holder pursuant to Section 3.8.2, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

3.8.5                     Underwriting Agreement Controls.  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

3.8.6                     Survival.  Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 3.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 3, and otherwise shall survive the termination of this Agreement.

3.9                               Reports under the Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)                                 use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

3.10                        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration if such agreement (a) would allow such holder or prospective holder to include a portion of its securities in any “piggyback” registration if such inclusion could reduce the number of Registrable Securities that selling Holders could be entitled to include in such registration under Sections 3.2 and 3.3.2 hereof or (b) would allow such holder or prospective holder to initiate a demand for registration of any of its securities at a time earlier than the Holders of Registrable Securities can demand registration under Section 3.1 hereof.  This Section 3.10 shall not apply with respect to the grant of “piggyback” registration rights to a holder of a Lender Warrant.

3.11                        “Market Stand-off” Agreement.  Each Holder hereby agrees that, during the Standoff Period, such Holder will not, without the prior written consent of the Company or the managing underwriter,

(a)                                 lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock, held immediately before the effective date of the registration statement for such offering; or

(b)                                 enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.

The foregoing provisions of this Section 3.11 shall apply only to the IPO and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are similarly bound.  For purposes of this Section 3.11, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates.  In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 3.11 and to impose stop transfer instructions with respect to such shares until the end of such period.  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 3.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.11 or that are necessary to give further effect thereto.

3.12                        Restrictions on Transfer.

3.12.1              Agreement Binding.  The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

3.12.2              Legends.  Each certificate or instrument representing (a) the Preferred Stock, (b) the Registrable Securities, and (c) any other securities issued in respect of the securities referenced in clauses (a) and (b), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 3.12.3) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 3.12.

3.12.3              Procedure.  The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 3.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (a) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (b) a “no action” letter from the SEC to the effect that the proposed  sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (c) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.  The Company will not require such a legal opinion or “no action” letter (i) in any transaction in compliance with SEC Rule 144 or (ii) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 3.12.  Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 3.12.2, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.  Until the IPO, no Holder shall transfer any Restricted Securities to any person or entity that is determined to be a competitor of the Company, in the good faith judgment of the Board; provided, however, that this provision shall not restrict a transfer by the Series A-1 Holder , in connection with a change in control or sale of all or substantially all of the assets of the Series A-1 Holder, provided that the acquirer or surviving entity in such change in control or sale of assets shall agree to assume and to become bound by the obligations of the Series A-1 Holder under that certain Right of First Refusal and Co-Sale Agreement by and between the Company and certain stockholders of even date herewith, that certain Voting Agreement by and between the Company and certain of its stockholders of even date herewith and this Agreement.

4.                                      RIGHTS TO FUTURE STOCK ISSUANCES.  Subject to the terms and conditions of this Section 4 and applicable securities laws, if the Company proposes to sell any

New Securities, the Company shall offer to sell a portion of New Securities to each Major Investor as described in this Section 4.  A Major Investor shall be entitled to apportion the right of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.  The right of first refusal in this Section 4 shall not be applicable with respect to any Major Investor, if at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act.

4.1                               Company Notice.  The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (a) its bona fide intention to sell such New Securities, (b) the number of such New Securities to be sold and (c) the price and terms, if any, upon which it proposes to sell such New Securities.

4.2                               Investor Right.  By written notice (the “Investor Notice”) to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to such Major Investor’s Pro Rata Amount.  In addition, each Major Investor that elects to purchase or acquire all of its Pro Rata Amount (each, a “Fully Exercising Investor”) may, in the Investor Notice, elect to purchase or acquire, in addition to its Pro Rata Amount, a portion of the New Securities, if any, for which other Major Investors were entitled to subscribe but that are not subscribed for by such Major Investors.  The amount of such overallotment that each Fully Exercising Investor shall be entitled to purchase is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares.  A Major Investor’s election may be conditioned on the consummation of the transaction described in the Offer Notice.  The closing of any sale pursuant to this Section 4.2 shall occur on the earlier of one hundred and twenty (120) days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.3.

4.3                               Sale of Securities.  If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.2, the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.2, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.

4.4                               Alternate Procedure.  Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of Sections 4.1 and 4.2, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities.  Such notice shall describe the type, price, and terms of the New Securities, and the identities of the Persons to whom the New Securities were sold.  Each Major Investor shall have twenty (20) days after the date the Company’s notice is given to elect, by giving notice to the

Company, to purchase up to the number of New Securities that such Major Investor would otherwise have the right to purchase pursuant to Section 4.2 above had the Company complied with the provisions of Sections 4.1 and 4.2 in connection with the issuance of such New Securities under the terms and conditions set forth in the Company’s notice pursuant to this Section 4.4.  Any Major Investors electing to purchase such New Securities shall also have rights of oversubscription to purchase New Securities that were purchasable by other Major Investors pursuant to the foregoing sentence but were not so purchased, and such rights of oversubscription shall be apportioned in a manner consistent with the apportionment among Fully Exercising Investors described in Section 4.2.  The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.

5.                                      ADDITIONAL COVENANTS.

5.1                               Insurance.  Effective as of the date hereof, the Company shall have in place Directors and Officers liability insurance covering up to $3,000,000 by a financially sound and reputable insurer , and will use commercially reasonable efforts to at all times cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued.  In the event the Company merges with another entity and is not the surviving corporation, or transfers all of its assets, proper provisions shall be made so that successors of the Company assume the Company’s obligations with respect to indemnification of Directors and Officers.

5.2                               Partial Liquidation Event Repurchase Right for Series A-1 Preferred Stock.

5.2.1                     Repurchase Right. In the event the Company proposes to make a distribution of proceeds from a Partial Liquidation Event (as defined in the Restated Certificate) (such distribution, a “Partial Liquidation Distribution”), the Company shall first give notice to each holder of Series A-1 Preferred Stock of the anticipated date and amount of such Partial Liquidation Distribution (such notice, the “Partial Liquidation Event Notice”).  Subject to Section 5.2.2, each holder of Series A-1 Preferred Stock shall have the right (the “Partial Liquidation Repurchase Right”) to require the Company to purchase for the Repurchase Price (as defined below) a number of shares of Series A-1 Preferred Stock then held by such holder of Series A-1 Preferred Stock equal to (i) the amount that would have been distributed to such holder pursuant to Section 2.1 (Preferential Payments to Holders of Preferred Stock) of the Restated Certificate with respect to such holder’s Series A-1 Preferred Stock if (notwithstanding Section 1.3 of the Restated Certificate) the Series A-1 Preferred Stock was entitled to participate in such Partial Liquidation Distribution (such amount, the “Repurchase Price”) divided by (ii) the Series A-1 Liquidation Price (as defined in the Restated Certificate for purposes of Section 2.1 of the Restated Certificate) of the Series A-1 Preferred Stock.

5.2.2                     Exercise of the Partial Liquidation Repurchase Right.  A holder of Series A-1 Preferred Stock may exercise the Partial Liquidation Repurchase Right at any time within seven (7) business days of delivery by the Company of the Partial Liquidation Event Notice, by delivering written notice of the exercise of its Partial Liquidation Repurchase Right to the Company (the “Exercise Notice”).  If a holder of Series A-1 Preferred Stock fails to deliver an Exercise Notice to the Company within seven (7) business days after delivery by the Company of the Partial Liquidation Event Notice, then such holder shall be deemed to have declined to exercise the Partial Liquidation Repurchase Right, and shall have no further rights pursuant to this Section 5.2 with respect to the Partial Liquidation Event described in the Partial Liquidation Event Notice.  The Exercise Notice shall be in form and substance reasonably satisfactory to the Company and set forth the wiring instructions of such holder, indicate the date on which such purchase is to be effected (the “Exercise Date”), such date to be no less than ten (10) business days, but no more than fifteen (15) business days, after the date of such Exercise Notice, and contain representations and warranties from such holder that (i) such holder holds all right, title and interest in the shares to be repurchased pursuant to its exercise of the Partial Liquidation Repurchase Right free and clear of any pledge, lien, encumbrance, claim or other restriction on their marketability, and (ii) such holder has independently and without reliance upon the Company, and based on such information and advice of such advisors as such holder has deemed appropriate, made its own analysis and decision to elect to exercise its Partial Liquidation Repurchase Right.

5.2.3                     Payment and Delivery.  On the Exercise Date, the exercising holder of Series A-1 Preferred Stock shall deliver to the Company one or more stock certificates representing the shares of Series A-1 Preferred Stock to be sold (which certificates shall be accompanied by an assignment separate from certificate duly executed by such holder) or an affidavit of loss in form and substance reasonably satisfactory to the Company, against delivery to such holder by the Company of the Repurchase Price to be paid by cash, cashier’s check, certified check or other immediately available funds in accordance with instructions provided by such exercising holder of Series A-1 Preferred Stock. In the event fewer than all of the shares of Series A-1 Preferred Stock held by an exercising holder are being purchased by the Company, the Company shall promptly deliver to such holder a stock certificate evidencing the remaining shares of Series A-1 Preferred Stock held by such holder.

5.3                               Employment Agreements.  The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) to enter into a nondisclosure and proprietary rights assignment agreement providing that such person (i) is an at-will employee or consultant/independent contractor, (ii) will maintain all Company confidential information in confidence, (iii) will assign to the Company all inventions created by such person as an employee or consultant/independent contractor during such person’s employment or service to the Company, and (iv) will not disclose any information related to the Company’s work force and will not solicit any employees from the Company for a period of twelve (12) months after termination of employment or service to the Company for any reason.  Additionally, each Key Employee shall enter into a non-competition agreement.

5.4                               Employee Stock.  Unless otherwise approved by the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal quarterly installments over the following thirty-six (36) months (subject to continued employment or service), (ii) a market stand-off provision substantially similar to that in Section 3.11, and (iii) a repurchase right in favor of the Company upon termination of employment (at the lower of cost or fair market value).  In addition, unless otherwise approved by the Board, the Company shall retain a “right of first refusal” on employee transfers until the IPO and shall have the right to repurchase unvested shares at a price equal to the lower of cost or fair market value upon termination of employment of a holder of restricted stock. All option grants to employees or consultants of the Company shall require the approval of the Board including at least two Preferred Stock Directors (as defined in the Restated Certificate).

5.5                               Board of Directors.  The Board shall meet at least quarterly in accordance with an agreed-upon schedule.  The Company shall reimburse the non-employee directors and board observers for all reasonable travel and out-of-pocket expenses incurred in connection with attending meetings of the Board and committees thereof and any other activities (e.g., meetings, trade shows, etc.) which are required and/or requested by the Board or the Company.  The Company shall cause to be established, as soon as practicable after the date hereof (and in any event within sixty (60) days), and will maintain, (i) an audit committee of the Board, which shall consist solely of non-management directors, and (ii) a compensation committee of the Board for the purposes of, among other things, reviewing and determining the compensation of the Company’s executive officers, which shall consist solely of non-management directors and shall include at least one director designated by the holders of Series A Preferred Stock and one director designated by the holders of Series B Preferred Stock.  The composition of the board of directors (or similar governing body) of each direct and indirect subsidiary of the Company shall be identical to the Board.  The Company shall enter into a customary indemnification agreement with each of its directors and board observers, including any directors serving as a replacement director for a designee appointed pursuant to Section 1.2 of the Amended and Restated Voting Agreement entered into by the Company and the Investors as of even date hereof.

5.6                               Right to Conduct Activities.  The Company hereby agrees and acknowledges that New Enterprise Associates 14, Limited Partnership (together with its Affiliates (including, for the purposes herein, Sara Nayeem and her Affiliates), “NEA”) is a professional venture investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as may be conducted in the future).  The Company hereby agrees that, to the extent permitted under applicable law, NEA shall not be liable to the Company for any claim arising out of, or based upon (i) the investment by NEA in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of NEA to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

6.                                      TERMINATION.

6.1                               Generally.  The covenants set forth in Section 2.1, Section 2.2, Section 4 and Section 5 shall terminate and be of no further force or effect upon the earliest to occur of: (a) immediately before the consummation of the IPO; (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; or (c) upon a Deemed Liquidation Event or a Stock Sale.

6.2                               Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.1 or Section 3.2 shall terminate upon the earliest to occur of:  (a) when all of such Holder’s Registrable Securities could be sold without any restriction on volume or manner of sale in any three-month period under SEC Rule 144 or any successor; (b) upon a Deemed Liquidation Event or a Stock Sale; and (c) the seventh (7th) anniversary of the IPO.

7.                                      GENERAL PROVISIONS.

7.1                               Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate, partner, member, limited partner, retired or former partner, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (c) after such transfer, holds at least two percent (2%) of the shares of Registrable Securities (or if the transferring Holder owns less than two percent (2%) of the Registrable Securities, then all Registrable Securities held by the transferring Holder); or (d) is a venture capital fund that is controlled by or under common control with one or more general partners or managing partners or managing members of, or shares the same management company with, the Holder; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 3.11.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate, limited partner, retired or former partner, member, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (B) who is a Holder’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

7.2                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

7.3                               Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4                               Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5                               Notices.  All notices, requests, and other communications given, made or delivered pursuant to this Agreement shall be in writing and shall be deemed effectively given, made or delivered upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified; (b) when sent, if sent by facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 7.5.  If notice is given to the Company, it shall be sent to 2711 Centerville Road Suite 400, Wilmington, Delaware 19808, marked “Attention: Chief Executive Officer”; and a copy (which shall not constitute notice) shall also be sent to Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, California 94104, Attn: Matthew Rossiter.  If no facsimile number is listed on Schedule A for a party (or above in the case of the Company), notices and communications given or made by facsimile shall not be deemed effectively given to such party.

7.6                               Amendments and Waivers.  This Agreement may only be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by the Company and (a) with respect to Sections 2 and 4 and any other provision of this Agreement to the extent such provision pertains to Section 2 or 4, the holders of a majority of the Registrable Securities then outstanding and held by the Major Investors, which must include a majority of the Voting Preferred Stock then outstanding voting together as a single class on an as-converted basis; provided, however, that any Major Investor participating in a sale of any New Securities by the Company shall not be entitled to waive the preemptive rights of the other Major Investors under Section 4, or (b) with respect to Sections 3 and 5 and any other provision of this Agreement to the extent such provision pertains to Section 3 or 5, the holders of a majority of Registrable Securities then outstanding, which must include a majority of the Voting Preferred Stock then outstanding voting together as a single class on an as-converted basis; provided that (i) the Company may in its sole discretion waive compliance with Section 3.12 (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 3.12 shall be deemed to be a waiver); (ii) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; (iii) the Company may, without the consent or approval of any other party hereto, cause additional persons to become party to this Agreement as Investors or Lenders pursuant to Section 7.14 hereto, or as an Investor if a transferee of an Investor and required to become a party to this Agreement, and amend Schedule A hereto accordingly; (iv) for so long as the Series A-1 Holder continues to hold shares of Series A-1 Preferred Stock, Section 2.4 or Section 5.2 may not be amended or waived in a manner that adversely alters or changes the rights afforded to the Series A-1 Holder thereunder without the prior written consent of the Series A-1 Holder; and (v) for so long as NEA continues to hold shares of Series B Preferred

Stock (or Common Stock issued on conversion thereof), Section 5.6 may not be amended or waived without the prior written consent of NEA.  Any amendment, termination, or waiver effected in accordance with this Section 7.6 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver. Notwithstanding the foregoing, if an amendment or waiver alters or changes the rights or obligations of any Investor under this Agreement so as to affect such Investor materially and adversely, but does not so affect all Investors as a group, then such amendment or waiver shall not be binding on the adversely-affected Investor without its separate written consent. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

7.7                               Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

7.8                               Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.9                               Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled and replaced with this Agreement.

7.10                        Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

7.11                        Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.12                        Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts located in the

Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution based upon judgment or order of such court(s), that any suit, action or proceeding arising out of or based upon this Agreement commenced in the federal or state courts located in the Southern District of New York is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Should any party commence a suit, action or other proceeding arising out of or based upon this Agreement in a forum other than the federal or state courts located in the Southern District of New York, or should any party otherwise seek to transfer or dismiss such suit, action or proceeding from such court(s), that party shall indemnify and reimburse the other party for all legal costs and expenses incurred in enforcing this provision.

7.13                        Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

7.14                        Additional Investors and Lenders.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series B Preferred Stock after the date hereof, any purchaser of such shares of Series B Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder except that such Investor shall not be granted registration rights pursuant to Section 3 hereof without the written consent of the holders of a majority of the Registrable Securities then outstanding.  In addition, notwithstanding anything to the contrary contained herein, if the Company issues any Lender Warrant, any recipient of a Lender Warrant may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed a “Lender” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor or Lender, so long as such additional Investor or Lender has agreed in writing to be bound by all of the obligations as an “Investor” or a “Lender” hereunder, as applicable.

7.15                        Prior Investors’ Rights Agreement Superseded.  The undersigned who are parties to the Prior Investors’ Rights Agreement hereby restate the Prior Investors’ Rights Agreement to read in its entirety as set forth in this Agreement, such that the Prior Investors’ Rights Agreement is hereby terminated and entirely replaced and superseded by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

LOXO ONCOLOGY, INC.

By:	/s/ Joshua H. Bilenker

Name:	Joshua H. Bilenker

Title:	Chief Executive Officer

[SIGNATURE PAGE TO LOXO ONCOLOGY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

AISLING CAPITAL III, LP

By:	Aisling Capital Partners III, LP
its General Partner

By:	Aisling Capital Partners III LLC
its General Partner

By:	/s/ Lloyd Appel

Name:	Lloyd Appel

Title:	CFO

[SIGNATURE PAGE TO LOXO ONCOLOGY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ORBIMED PRIVATE INVESTMENTS V, LP

By:	OrbiMed Capital GP V LLC
its General Partner

By:	OrbiMed Advisors LLC
its Managing Member

By:	/s/ Carl Gordon

Name:	Carl Gordon

Title:	Member

[SIGNATURE PAGE TO LOXO ONCOLOGY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

NEW ENTERPRISE ASSOCIATES 14, LIMITED PARTNERSHIP

By:	NEA Partners 14, Limited Partnership
Its:	General Partner

By:	NEA 14 GP, LTD
Its:	General Partner

By:	/s/ Louis S. Citron

Name:	Louis S. Citron

Title:	Chief Legal Officer

NEA VENTURES 2014, LIMITED PARTNERSHIP

By:	/s/ Louis S. Citron

Name:	Louis S. Citron

Title:	Vice President

[SIGNATURE PAGE TO LOXO ONCOLOGY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ARRAY BIOPHARMA, INC.

By:	/s/ John Moore

Name:	John Moore

Title:	General Counsel

SCHEDULE A

List of Investors

Name and Address of Investor	Number of Shares of Series A Preferred Stock Initially Held	Number of Shares of Series A-1 Preferred Stock Initially Held	Number of Shares of Series B Preferred Stock Initially Held
Aisling Capital III, LP 888 Seventh Avenue, 30th Floor New York, New York 10106 Attn: Dov Goldstein Fax: 212 651 6379 and Aisling Capital III, L.P. 888 Seventh Avenue, 30th Floor New York, NY 10106 Attn: Chief Financial Officer Fax: 212 651 6379 With a required copy to: McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173-1922 Attn: Todd Finger Fax: 212 547 5444	1,500,000	—	324,455

Array BioPharma Inc. 3200 Walnut Street Boulder, Colorado 80301 Attention: Chief Financial Officer Fax: 303 381 6652	—	320,451

AI Loxo Holdings, LLC c/o Access Industries, Inc. 730 Fifth Avenue New York, NY 10019 Attention General Counsel Fax: (212) 977-8112	720,000	—	155,738

OrbiMed Private Investments V, LP 601 Lexington Avenue	1,000,000	—	216,303

New York, NY 10022

MultiPoint Capital, LLC 1521 Alton Road #433 Miami Beach, FL 33139 Attn: Gayatri Sondhi Fax: 305 675 0563	40,000	—	—

Avi Naider 3397 Hollywood Oaks Drive Hollywood, FL 33312 Fax: (954) 734-8601	40,000	—	8,652

New Enterprise Associates 14, Limited Partnership c/o New Enterprise Associates 1954 Greenspring Drive, Suite 600 Timonium, MD 21093	—	—	997,537

NEA Ventures 2014, Limited Partnership c/o New Enterprise Associates 1954 Greenspring Drive, Suite 600 Timonium, MD 21093	—	—	1,784

Sara Nayeem c/o New Enterprise Associates 5425 Wisconsin Ave., Suite 800 Chevy Chase, MD 20815	—	—	713

Deerfield Special Situations Fund, L.P. 780 Third Avenue, 37th Floor New York, NY 10017	—	—	178,593

Deerfield Special Situations International Master Fund, L.P. 780 Third Avenue, 37th Floor New York, NY 10017	—	—	142,617
TOTALS:	3,300,000	320,451	2,026,392